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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                     THE SECURITIES AND EXCHANGE ACT OF 1934

                                 March 27, 1998
               (Date of Report - Date of Earliest Event Reported)

                           NATIONAL AUTO CREDIT, INC.
             (Exact Name of Registrant as Specified in its Charter)

        DELAWARE                       1-11513                34-1816760
(State or Other Jurisdiction of      (Commission            (I.R.S. Employer
Incorporation or Organization)        File No.)            Identification No.)

                      30000 Aurora Road, Solon, Ohio 44139
              (Address of Principal Executive Offices and Zip Code)

                                 (440) 349-1000
              (Registrant's Telephone Number, Including Area Code)


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Item 5. Other Events
        ------------

                  On March 27, 1998, the Company issued the following press release:

National Auto Credit, Inc. announced today that its Board Chairman, Sam J. Frankino, informed the Board of Directors of his decision to retire from the Company as its Board Chairman, Chief Executive Officer and a Director as of the close of business on March 31, 1998. Mr. Frankino has been the Board Chairman and an officer of National Auto Credit, Inc. since its inception.

Mr. Frankino stated that, "It has been an honor and privilege to serve the Company, its customers and dealer network and to work side-by-side with the Company's dedicated and talented work force. Although the last three months have been a particularly trying time for me and my family, as well as for the shareholders and employees of the Company, it is important that the issues that now face the Company be addressed and resolved once and for all - expeditiously, thoroughly and properly. My retirement will hopefully facilitate that process. I remain ready, willing and able to assist and cooperate with the Company at its request." He further noted that as a shareholder he shares a common vested interest with all other shareholders in the future success of the Company.

Edward T. Anderson, Acting President of National Auto Credit, Inc., stated that, "Sam Frankino will be dearly missed. His entrepreneurial spirit, keen management skills and industry vision have served this company well."

The statements contained in this release that are not purely historical are forward looking statements within the meaning of the Securities and Exchange Act of 1934. Among the factors that could cause actual results to differ materially from the forward looking statements are the potential for greater than anticipated non-performing contracts, the potential for lower than anticipated recoverability of amounts advanced to the Company's member dealers, availability of funds under the Company's financing arrangements, and other factors as discussed in the Company's reports filed with the Securities and Exchange Commission.
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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             NATIONAL AUTO CREDIT, INC.
                                                    (Registrant)

Date:      March 30, 1998                    BY:  /s/  Raymond A. Varcho
        -------------------                      ----------------------
                                             Vice President, General Counsel
                                             and Secretary